  EXHIBIT 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our audit report on financial statements of Triangle 9 Real Estate, Inc. for the period from June 16, 2021 to June 30, 202, dated July 2, 2021, included in Triangle 9 Real Estate, Inc.’s Registration Statement on Form 1-A Regulation A Offering Statement Under the Securities Act of 1933 dated September 17, 2021.

Los Angeles, California
September 17, 2021